EXHIBIT 23.5
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the use in this Registration Statement on Form S-4 of our report dated April 16, 2005 relating to the consolidated statements of income, changes in stockholders’ equity and cash flow for the year ended December 31, 2004 of Kansas City Southern de México, S. A. de C. V. (formerly known as TFM, S.A. de C.V), which appears in such Registration Statement. We also consent to the reference to us under the headings “Independent Registered Public Accounting Firm” and “Selected Financial and Other Information” in such Registration Statement.
/s/ PricewaterhouseCoopers, S.C.
Mexico City, Mexico
September 17, 2007